Exhibit 99.1

             DRS Technologies Reports Record First Quarter Results;
                Record New Orders Increase Backlog to a New High

     PARSIPPANY, N.J.--(BUSINESS WIRE)--Aug. 3, 2006--DRS Technologies, Inc. (NYSE: DRS) today reported record financial results for the first quarter of fiscal 2007 ended June 30, 2006. Results for the quarter included increases in revenues, operating income, net earnings and diluted earnings per share. A quarterly record in new orders for products and services increased funded backlog at the end of the period to a new high.
     "Higher sales and profitability were achieved for the three-month period, including double-digit organic revenue growth, and we set a quarterly record in new orders, driving funded backlog at the end of the period to $2.6 billion, the highest level achieved by the company to date," said Mark S. Newman, chairman, president and chief executive officer of DRS Technologies.

     Fiscal 2007 First Quarter Results

     Fiscal 2007 first quarter revenues were $630.3 million, 86 percent higher than revenues of $338.5 million for last year's first quarter. The company's organic revenue growth was strong, accounting for approximately 15.1 percent of the sales increase, with the balance of the increase attributable to the company's acquisition of Engineered Support Systems, Inc. (ESSI) in the fourth quarter of fiscal 2006.
     Operating income of $65.0 million in the quarter was 85 percent higher than the $35.1 million reported for the first quarter of fiscal 2006. Record operating income for the first quarter of fiscal 2007 was attributable to the higher overall sales volume and higher operating income from the company's Surveillance & Reconnaissance segment. Operating income as a percentage of sales was 10.3 percent.
     Earnings before interest, taxes, depreciation and amortization (EBITDA) were $83.6 million for the fiscal 2007 three-month period, 86 percent higher than EBITDA of $44.9 million reported for the first quarter a year earlier. EBITDA as a percentage of sales was 13.3 percent, the same as a year ago.
     Net earnings for the first quarter of fiscal 2007 were $21.3 million, 52 percent above net earnings of $14.0 million for the same quarter last year. Diluted earnings per share (EPS) of $0.52 for the fiscal 2007 first quarter were based on weighted average diluted shares outstanding of 40.7 million, 43 percent higher than weighted average diluted shares outstanding of 28.4 million for the same quarter last year, and included a $0.03 reduction due to company's adoption of the provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 123R (SFAS 123R), Share-Based Payment. Diluted earnings per share for the first quarter last year were $0.49.
     Net cash provided by operating activities for the first quarter of fiscal 2007 was a negative $25.9 million. Free cash flow (net cash provided by operating activities less capital expenditures) was a negative $39.0 million for the first quarter of fiscal 2007, as expected. The major driver of the cash flow performance in the quarter was an increase in working capital to support the sales growth in the quarter and beyond. Capital expenditures were $13.1 million. The company said that it expects to generate positive free cash flow as the year progresses.

     New Contract Awards and Backlog

     DRS secured a quarterly record of $782.1 million in new orders for products and services during the first three months of fiscal 2007, 50 percent above bookings for the comparable prior-year period. Funded backlog at June 30, 2006 climbed to a record $2.56 billion, 71 percent above $1.50 billion in funded backlog at the same time last year and 7 percent higher than funded backlog at March 31, 2006, the company's fiscal 2006 year-end.
     The company's C4I segment booked $253.1 million in new contracts during the first quarter of fiscal 2007, including:

     -- $89 million primarily for battlefield digitization systems, the largest order associated with a multi-year, indefinite delivery/indefinite quantity (IDIQ) U.S. Army contract to produce rugged Applique Computer Systems to support the Blue Force Tracking requirements of the Force XXI Battle Command, Brigade and Below (FBCB2) program;

     -- $60 million for ship sensor and radar systems, the largest order related to the SIRIUS Long-Range Infrared Search and Track Systems for the Canadian Navy and Royal Netherlands Navy;

     -- $38 million to provide electronic manufacturing services, primarily associated with the U.S. Navy's AN/UYQ-70 Advanced Display Systems program for ships, submarines and aircraft;

     -- $29 million to provide Naval and industrial nuclear products, ship control, power generation, distribution and propulsion systems supporting U.S. Navy ships and submarines; and

     -- $16 million to provide data collection and processing equipment, including receivers, tuners, signal processing systems and recorders supporting U.S. intelligence operations.

     New contracts for DRS's Surveillance & Reconnaissance segment were $249.3 million for the first quarter and included:

     -- $46 million for embedded test and diagnostic systems and energy management systems, the largest award for Chassis Modernization and Embedded Diagnostics (CMED) Retrofit Kits used on the U.S. Army's M2A3 Bradley Fighting Vehicles;

     -- $41 million to produce airborne thermal imaging systems and FLIR sensors primarily for the Apache Arrowhead FLIR Systems on U.S. Army AH-64 attack helicopters and British Army AH MK 1 helicopters, infrared countermeasures for aircraft and support of the Mast Mounted Sight on the U.S. Army's OH-58D Kiowa Warrior helicopters;

     -- $38 million for weapons and sensor products utilizing uncooled infrared technology, the largest award related to the multi-year U.S. Army Thermal Weapon Sights (TWS) II program;

     -- $36 million for advanced electro-optical technology programs, the largest awards related to Standard Advanced Dewar Assemblies (SADA) supporting ground thermal sighting systems. Other bookings included orders for remote sensing for advanced military and space surveillance applications;

     -- $33 million for ground-based thermal imaging systems, the largest orders associated with the U.S. Army's Horizontal Technology Integration (HTI) program ground vehicle electro-optical systems and the Long Range Advanced Scout Surveillance Systems (LRAS3) program; and

     -- $22 million for air combat training, range support and test systems, the largest award under the U.S. Air Force P5 Combat Training System program.

     For the first three months of fiscal 2007, the company's Sustainment Systems & Services (S3) segment, formed as a result of the company's acquisition of ESSI on January 31, 2006, booked contracts valued at $279.7 million, including:

     -- $101 million for telecommunications, satellite communications, network administration and technical support services for military and government intelligence applications, the largest awards associated with the U.S. Army's multimedia Defense Communications and Army Transmission Systems (DCATS) program and the Rapid Response contract from U.S. Central Command;

     -- $38 million for add-on vehicle armor for the cabs of DaimlerChrysler Mercedes- Benz and Volvo commercial trucks to increase crew safety;

     -- $27 million for power generators and power supplies, the largest award associated with the Deployable Power Generation and Distribution System (DPGDS) for the U.S. Air Force and other government agencies;

     --   $26 million for engineering logistics support;

     -- $23 million for electronic systems, the largest order related to the Knight(TM) digital command, control and communications system, supporting U.S. Army artillery units;

     -- $22 million for environmental control systems, the largest award for Chemical/Biological Protected Shelter Systems (CBPSS), supporting the U.S. Army's rapidly deployable, mobile shelter requirements; and

     -- $22 million for military support equipment, including equipment transport trailers, mobile support systems, refrigerated containers and marine coils.

     Balance Sheet Highlights

     At June 30, 2006, the company had $43.8 million in cash and cash equivalents, compared with $1.3 million at March 31, 2006, the company's fiscal 2006 year end.
     Total debt at June 30, 2006 was $1.92 billion, up $89.0 million from March 31, 2006, the prior fiscal year end. Net debt (total debt less cash) was $1.88 billion at the end of the first quarter. The company had borrowings of $129.0 million against its $400.0 million revolving credit facility at June 30, 2006. Stockholders' equity increased to $1.38 billion at the end of the first quarter of fiscal 2007 from $1.35 billion at March 31, 2006.

     First Quarter Segment Results

     DRS's C4I Group achieved first quarter record results, reporting higher revenues, operating income, operating margin, bookings and funded backlog for the three-month period ended June 30, 2006, compared with the same prior-year period. Revenues for the first quarter of fiscal 2007 were $194.0 million, compared with $190.5 million for the first quarter a year ago. Operating income was $19.9 million, above operating income of $19.5 million for last year's first quarter, reflecting a 10.3 percent operating margin, slightly above 10.2 percent for the same period last fiscal year. Bookings of $253.1 million during the three-month period were 7 percent higher than the comparable period a year earlier and contributed to record funded backlog of $734.8 million at June 30, 2006, 10 percent above backlog at the same time last year.
     Results for DRS's Surveillance & Reconnaissance Group also set new first quarter records in revenues, operating income, operating margin and backlog over the prior-year period. Revenues of $193.0 million were up 30 percent from $148.0 million for same quarter in the previous year. Higher operating income of $20.8 million was a 31 percent increase over the $15.8 million in operating income reported for the same quarter a year earlier, and reflected a 10.8 percent operating margin, slightly above 10.7 percent for last year's first quarter. The increases in sales and profitability were due primarily to the group's ground vehicle sighting and targeting systems, uncooled infrared products and vehicle embedded diagnostics product lines. New orders of $249.3 million during the first quarter contributed to a quarterly record in funded backlog of $1.09 billion at June 30, 2006, 32 percent higher than backlog at the same time a year earlier.
     During the first quarter of fiscal 2007, the company's S3 Group reported revenues of $243.3 million and operating income of $24.7 million, representing a
10.1 percent operating margin. The S3 Group received new orders valued at $279.7 million, and at June 30, 2006 had $731.0 million in funded backlog.

     Fiscal 2007 and Second Quarter Guidance

     For fiscal 2007, the company expects another record year in revenues and earnings and continues to target an operating margin above 11.0 percent. Significant year-over-year increases in top- and bottom-line performance are anticipated, though the company tempered its previously issued full-year revenue and earnings guidance.
     For the fiscal year ending March 31, 2007, the company now expects revenues to rise by approximately 56 percent over the prior fiscal year, estimating $2.7 billion to $2.75 billion in sales. Updated company guidance for full-year diluted EPS of $2.80 to $2.90, or approximately 6 percent above diluted EPS last year, includes a $0.10 to $0.12 impact from the company's adoption of SFAS 123R and is based on significantly higher weighted average diluted shares outstanding of 41.0 million, compared with 30.6 million in fiscal 2006. Free cash flow of $90 million to $115 million is now anticipated. The company stated that these adjustments were due to government funding delays and the constraints and scale-backs in the U.S. Army's operations and maintenance (O&M) budget, which recently became apparent.
     In providing its updated guidance, the company said that its C4I and Surveillance & Reconnaissance segments are expected to execute well and deliver strong growth in revenue and profitability for fiscal 2007. DRS expects a majority of the funding delays to impact the S3 Group. These delays, coupled with some competitive program losses and an unexercised contract option, are expected to affect the Group's fiscal 2007 revenues. The company is working to help mitigate the cumulative effect of these factors and reiterated the benefits of the ESSI acquisition to its long-term growth plans.
     In its initial guidance for the second quarter of fiscal 2007, which ends September 30, 2006, the company indicated it expects revenues of $635 million to $660 million, approximately 75 percent higher than $361.9 million in sales for the second quarter of fiscal 2006.
     DRS's estimate for fiscal 2007 second quarter diluted EPS of $0.52 to $0.54 includes a $0.03 reduction, due to the company's adoption of the provisions of SFAS 123R. Estimated weighted average diluted shares outstanding of 41.0 million in the second quarter of fiscal 2007 represent a 43 percent increase over 28.7 million weighted average diluted shares outstanding for the same three-month period in fiscal 2006.

     Outlook

     "The robust new order flow and record funded backlog achieved in the first quarter provide a solid base for our business in fiscal 2007," Mr. Newman added. "DRS is a strong, diversified company with significant business in integrated products, systems and services focused on total solutions and life-cycle support for military, government intelligence and homeland security missions. With broad capabilities, program participation and customer relationships throughout the aerospace and defense industry, the company remains strategically positioned to contribute integrated solutions to technology refresh, recapitalization and transformation requirements."
     DRS Technologies, headquartered in Parsippany, New Jersey, is a leading supplier of integrated products, services and support to military forces, intelligence agencies and prime contractors worldwide. The company employs approximately 10,000 people.

     For more information about DRS Technologies, please visit the company's web site at www.drs.com.

     SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to DRS Technologies' expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as "may," "will," "intend," "plan," "project," "expect," "anticipate," "could," "should," "would," "believe," "estimate," "contemplate," "possible" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for the Company's products and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward-looking statements. Such forward-looking statements speak only as of the date on which they were made, and the Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

     Note to Investors:

     DRS Technologies will host a conference call, which simultaneously will be broadcast live over the Internet. Mark S. Newman, chairman, president and chief executive officer, Robert F. Mehmel, executive vice president and chief operating officer, Richard A. Schneider, executive vice president and chief financial officer, and Patricia M. Williamson, vice president, corporate communications and investor relations, will host the call, which is scheduled for today, Thursday, August 3, 2006 at 9:00 a.m. EDT. Listeners can access the call live and archived by visiting DRS's web site at http://www.shareholder.com/drs or by visiting Thomson Financial's institutional investor site at http://www.streetevents.com or individual investor center at http://www.earnings.com. Please allow 15 minutes prior to the call to visit one of these sites and download and install any necessary audio software.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
       CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                 (Millions Except Earnings per Share)

                                                 Three Months Ended
                                                       June 30,
                                                    2006(1)    2005(2)
                                                    -------    -------
Revenues                                          $  630.3  $   338.5
Operating Income                                  $   65.0  $    35.1
Interest and Related Expenses                     $   29.7  $    10.3
Earnings before Income Taxes                      $   34.8  $    24.2
Income Tax Expense                                $   13.5  $    10.2
Net Earnings                                      $   21.3  $    14.0
Earnings per Share:
 Basic                                            $    .54  $     .51
 Diluted(3)                                       $    .52  $     .49
Weighted Average Number of Shares of Common
 Stock Outstanding:
 Basic                                                39.7       27.5
 Diluted                                              40.7       28.4

(1) Fiscal 2007 first quarter results include the operations of Engineered Support Systems, Inc., as a result of its acquisition by the Company on January 31, 2006.

(2) Fiscal 2006 first quarter results include the operations of Codem Systems, Inc. and WalkAbout Computers, Inc. from April 15, 2005 and June 27, 2005, respectively, the dates of their acquisition by the Company.

(3) Effective April 1, 2006, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 123R (SFAS 123R), Share-Based Payment, which reduced fiscal 2007 first quarter earnings per share by $0.03.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                  NON-GAAP FINANCIAL DATA (UNAUDITED)
                             ($ Millions)

                                                  Three Months Ended
                                                        June 30,

                                                    2006(1)   2005(2)
                                                   --------- ---------
Reconciliation of Non-GAAP Financial Data:
 Net Earnings(3)                                   $   21.3  $   14.0
 Income Taxes                                          13.5      10.2
 Interest Income                                       (0.2)     (1.9)
 Interest and Related Expenses                         29.9      12.2
 Amortization and Depreciation                         19.1      10.4
                                                   --------- ---------
 EBITDA(4)                                         $   83.6  $   44.9
 Income Taxes                                         (13.5)    (10.2)
 Interest Income                                        0.2       1.9
 Interest and Related Expenses                        (29.9)    (12.2)
 Deferred Income Taxes                                  0.5      (0.5)
 Changes in Assets and Liabilities, Net of
  Effects from Business Combinations                  (71.7)    (40.7)
 Other, Net                                             4.9       2.2
                                                   --------- ---------
 Net Cash Used in Operating Activities             $  (25.9) $  (14.6)
 Capital Expenditures                                 (13.1)     (6.3)
                                                   --------- ---------
 Free Cash Flow(5)                                 $  (39.0) $  (20.9)

(1) Fiscal 2007 first quarter results include the operations of Engineered Support Systems, Inc., as a result of its acquisition by the Company on January 31, 2006.

(2) Fiscal 2006 first quarter results include the operations of Codem Systems, Inc. and WalkAbout Computers, Inc. from April 15, 2005 and June 27, 2005, respectively, the dates of their acquisition by the Company.

(3) Effective April 1, 2006, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 123R (SFAS 123R), Share-Based Payment, which reduced fiscal 2007 first quarter earnings per share by $0.03.

(4) The Company defines EBITDA as net earnings before net interest and related expenses (primarily amortization of debt issuance costs), income taxes, depreciation and amortization. The Company believes that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities. The preceding tables present the components of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities. EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, net earnings or net cash flows provided by operating activities, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, business acquisitions and capital expenditures and pay its income taxes. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, and income taxes. EBITDA, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner.

(5) The Company discloses free cash flow because the Company believes that it is a measurement of cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses, and making other strategic investments. Thus, key assumptions underlying free cash flow are that the Company will be able to refinance its existing debt when it matures with new debt, and that the Company will be able to finance any new acquisitions it makes by raising new debt or equity capital. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.


                                                    Three Months Ended
                                                         June 30,
                                                        2006    2005
                                                      -------- -------
Organic Growth Calculation:
 Total Revenues(1,2)                                  $ 630.3  $338.5
 Less Revenues from Acquisitions Owned Less Than One
  Year                                                 (247.7)   (6.0)
                                                      -------- -------
 Organic Revenues(3)                                  $ 382.6  $332.5

 Organic Revenue Growth(3)                               15.1%


(1) Fiscal 2007 first quarter total revenues include the operations of Engineered Support Systems, Inc., as a result of its acquisition by the Company on January 31, 2006.

(2) Fiscal 2006 first quarter total revenues include the operations of Codem Systems, Inc. and WalkAbout Computers, Inc. from April 15, 2005 and June 27, 2005, respectively, the dates of their acquisition by the Company.

(3) Certain investors consider organic revenue growth to be an important metric in assessing a company's reported revenues from period to period. We define organic revenues as revenues recorded by DRS's subsidiaries once they are owned by the Company for at least twelve months and exclude revenues of divested and discontinued subsidiaries for all periods. Organic growth, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading, unless all entities calculate and define organic growth in the same manner.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
               FIRST QUARTER SEGMENT RESULTS (UNAUDITED)
                             ($ Millions)
                                                   Three Months Ended
                                                         June 30,
                                                     2006      2005
                                                     ----      ----
Revenues
C4I Group(2)                                       $  194.0  $  190.5
Surveillance & Reconnaissance Group                   193.0     148.0
Sustainment Systems & Services Group(1)               243.3         -
----------------------------------------------------------------------
Consolidated                                       $  630.3  $  338.5
----------------------------------------------------------------------

Operating Income
C4I Group(2)                                       $   19.9  $   19.5
Surveillance & Reconnaissance Group                    20.8      15.8
Sustainment Systems & Services Group(1)                24.7         -
Other                                                  (0.4)     (0.2)
----------------------------------------------------------------------
Consolidated                                       $   65.0  $   35.1
----------------------------------------------------------------------

Operating Margin
C4I Group(2)                                           10.3%     10.2%
Surveillance & Reconnaissance Group                    10.8%     10.7%
Sustainment Systems & Services Group(1)                10.1%        -
Consolidated                                           10.3%     10.4%
----------------------------------------------------------------------

Bookings
C4I Group(2)                                       $  253.1  $  235.9
Surveillance & Reconnaissance Group                   249.3     284.6
Sustainment Systems & Services Group(1)               279.7         -
----------------------------------------------------------------------
Consolidated                                       $  782.1  $  520.5
----------------------------------------------------------------------

Backlog
C4I Group(2)                                       $  734.8  $  670.4
Surveillance & Reconnaissance Group                 1,094.6     827.9
Sustainment Systems & Services Group(1)               731.0         -
----------------------------------------------------------------------
Consolidated                                       $2,560.4  $1,498.3
----------------------------------------------------------------------

(1) Fiscal 2007 first quarter results include the operations of Engineered Support Systems, Inc., as a result of its acquisition by the Company on January 31, 2006.

(2) Fiscal 2006 first quarter results include the operations of Codem Systems, Inc. and WalkAbout Computers, Inc. from April 15, 2005 and June 27, 2005, respectively, the dates of their acquisition by the Company.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
         CONDENSED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
                             ($ Thousands)

                                                 June 30,   March 31,
                                                  2006        2006
                                                  ----        ----
Assets
Cash and Cash Equivalents                      $   43,782  $    1,293
Other Current Assets                              926,919     899,497
----------------------------------------------------------------------
Total Current Assets                              970,701     900,790
----------------------------------------------------------------------
Property, Plant and Equipment, Net                222,356     220,506
Goodwill, Intangibles and Other Assets          2,884,785   2,897,823
----------------------------------------------------------------------
Total Assets                                   $4,077,842  $4,019,119
----------------------------------------------------------------------

Liabilities and Stockholders' Equity
Current Installments of Long-Term Debt         $    5,253  $    4,622
Accounts Payable and Other Current Liabilities    639,855     695,741
----------------------------------------------------------------------
Total Current Liabilities                         645,108     700,363
----------------------------------------------------------------------
Long-Term Debt, Excluding Current Installments  1,917,109   1,828,771
Other Liabilities                                 138,497     138,405
Stockholders' Equity                            1,377,128   1,351,580
----------------------------------------------------------------------
Total Liabilities and Stockholders' Equity     $4,077,842  $4,019,119
----------------------------------------------------------------------


     CONTACT: DRS Technologies, Inc.
              Patricia M. Williamson, 973-898-1500